 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1998
                                            REGISTRATION STATEMENT NO. 333-65433
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                                ---------------

                            AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------
                     LEVEL ONE COMMUNICATIONS, INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               CALIFORNIA                              33-0128224
    (STATE OF OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)
                                9750 GOETHE ROAD
                          SACRAMENTO, CALIFORNIA 95827
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                   JOHN KEHOE
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                     LEVEL ONE COMMUNICATIONS, INCORPORATED
                                9750 GOETHE ROAD
                          SACRAMENTO, CALIFORNIA 95827
                                 (916) 855-5000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                ---------------
                                   COPIES TO:
                                GILLES S. ATTIA

                               GRAHAM & JAMES LLP
                          400 CAPITOL MALL, SUITE 2400
                          SACRAMENTO, CALIFORNIA 95814
                           TELEPHONE: (916) 558-6700
                           FACSIMILE: (916) 441-6700
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.
                                ---------------
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================
                                       PROPOSED MAXIMUM
  TITLE OF EACH CLASS       AMOUNT         OFFERING      PROPOSED MAXIMUM    AMOUNT OF
  OF SECURITIES TO BE        TO BE         PRICE PER         AGGREGATE     REGISTRATION
       REGISTERED        REGISTERED(1)     SHARE(1)      OFFERING PRICE(1)    FEE(3)
---------------------------------------------------------------------------------------
Common Stock, no par
 value per share........ 4,217,855(2)       $18.87        $79,590,923.85    $23,479.33
=======================================================================================

(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of the Common Stock of the Registrant on October 2, 1998, as reported on the Nasdaq National Market.
(2) Includes 256,493 shares of Common Stock of the Registrants reserved for issuance upon exercise of warrants.
(3) Registration fee previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

                                PROSPECTUS

                                     [LOGO]

                  LEVEL ONE COMMUNICATIONS, INCORPORATED

                     4,217,855 shares of Common Stock

  These shares of common stock are being sold by the selling shareholders listed beginning on page 9. Level One will not receive any proceeds from the sale of these shares.

  Level One's common stock is traded on the Nasdaq National Market under the
symbol "LEVL." The last reported sale price on December   , 1998 was $     per
share.

  The common stock may be sold in transactions on the Nasdaq National Market at market prices then prevailing, in negotiated transactions, or otherwise. See "Plan of Distribution."

                               ----------------

                  THIS OFFERING INVOLVES MATERIAL RISKS.

                  SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               ----------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                                COMMISSION

     HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
                               PROSPECTUS IS

TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

             The date of this Prospectus is December   , 1998

                 QUESTIONS AND ANSWERS ABOUT THIS OFFERING

Q.WHAT IS THE PURPOSE OF THIS OFFERING?

A. The purpose of this offering is to register the resale of common stock received by the selling stockholders in connection with the acquisition by Level One of Acclaim Communications, Inc. in July 1998. Selling stockholders are required to deliver a copy of this prospectus in connection with any sale of shares.

Q. ARE THE SELLING STOCKHOLDERS REQUIRED TO SELL THEIR SHARES OF LEVEL ONE COMMON STOCK?

A. No. The selling stockholders are not required to sell their shares of common stock.

Q. HOW LONG WILL THE SELLING STOCKHOLDERS BE ABLE TO USE THIS PROSPECTUS?

A. Under the terms of a registration rights agreement, Level One agreed to keep this prospectus effective until July 6, 1999. After that, the selling stockholders will no longer be able to use this prospectus to sell their shares.

                      WHERE YOU CAN FIND MORE INFORMATION

  Level One files reports with the SEC on a regular basis that contain financial information and results of operations. You may read or copy any document that Level One files with the SEC at the SEC's Public Reference Room at 450 5th Street, N.W., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for further information at 1-800-SEC-0330. Level One's SEC filings are also available at the SEC's web site at www.sec.gov.

                           INCORPORATION BY REFERENCE

  To avoid repeating information in this prospectus that has already been filed with the SEC, we have "incorporated by reference" the following SEC filings of Level One (SEC File No. 22068). This information is considered a part of this prospectus. Those documents are:

  (1) Form 10-K for the year ended December 29, 1997;

  (2) Form 10-Q for the quarters ended March 29, June 28 and September 27;

  (3) Form 8-K, Form 8-K/A (Amendment No. 1), Form 8-K/A (Amendment No. 2) and Form 8-K/A (Amendment No. 3), filed with the SEC July 17, September 21, October 7, and December 16, 1998;

  (4)  Form 8-K filed with the SEC on November 20, 1998;

  (5)  Form 8-K filed with the SEC on December 9, 1998;

  (6) Description of common stock in Item 1 and 2 of form 8-A filed on July 9, 1993; and

  (7) All other documents subsequently filed under Sections 13(a), 13(c), 14 or 15(d).

  We will send you a copy of these filings, at no cost to you, if you write or call us:

                               Investor Relations
                     Level One Communications, Incorporated
                                9750 Goethe Road
                          Sacramento, California 95827
                                 (916) 855-5000

                              LEVEL ONE'S BUSINESS

  Level One designs and sells semiconductor chips in the semiconductor industry. Our products are described as application specific standard integrated circuits, or "ASSPs." Our products are used for high-speed analog and digital signal transmission, to build and connect networks to systems that transport information, within an office or around the world. Our products are used to produce systems for local area networks, called "LANs," wide area networks, called "WANs," and public telephone transmission networks. LANs, WANs, and telephone transmission networks are what makes it possible for you to use intranets, the Internet, and the World Wide Web. Level One combines its strengths as an industry leader in analog and digital circuit design with its communications systems expertise to produce solutions with increased functionality.

  Level One was incorporated in California in November 1985. Our executive offices are located at 9750 Goethe Road, Sacramento, California 95827. Our telephone number is (916) 855-5000.

                                  RISK FACTORS

  THIS PROSPECTUS AND INFORMATION INCORPORATED BY REFERENCE CONTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND
SECTION 21E OF THE EXCHANGE ACT. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF DIFFERENT FACTORS, INCLUDING THOSE DISCUSSED IN "RISK FACTORS" OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We Rely on Third Party Contract Manufacturing and Assembly

  We do not manufacture the silicon wafers used for our products. As a result, we depend on our wafer suppliers to produce wafers at acceptable yields and in sufficient quantities to meet customer demand and to deliver the wafers in a timely manner at competitive prices. We may sustain an adverse impact on our operating results from problems that may occur with the supply, cost, timeliness, yield and quality of wafer deliveries from our suppliers. Although we have supply agreements with three of our wafer suppliers, there can be no assurance that unforeseen demand, supplier interruptions or other unforeseen changes will not have a material adverse impact on our business and financial results. For example, in 1994 and 1995, we experienced increased costs and delays in customer shipments because our foundries reduced shipments without prior notice which required us to transfer some of our products to a new foundry.

  Increased demand for semiconductor products can result in reduced wafer availability from foundries and increased wafer prices. Even though we have supply agreements with three of our wafer suppliers, foundry capacity limitations could adversely affect our ability to deliver products on a timely basis and could reduce our margins.

  There is also a risk that we and/or our suppliers will not keep pace with the rapid change in manufacturing technologies. Other companies similar to us have suffered reduced yields, delayed product deliveries and increased expenses as a result of failing to successfully transition to next-generation manufacturing technologies. Our business, financial condition and results of operations could be materially adversely affected if such manufacturing technology transitions are substantially delayed or inefficiently implemented.

  We are dependent on third-part assembly companies to package or test our products. Our business, financial condition and results of operations could be materially adversely affected from problems with the cost, timeliness, yield and quality of product deliveries from these suppliers.

Our Operating Results Depend on New Product Development and Market Acceptance

  In the semiconductor industry, price competition is intense and product life cycles short and, as a result, the average selling price for our products decreases rapidly. Our operating results would be materially adversely affected to the extent that we do not successfully develop and timely introduce new products that achieve market acceptance and/or we do not achieve sufficient cost reductions on existing products.

  There can be no assurance that we will successfully identify new product opportunities, that products or technologies developed by others will not render our existing products or products under development obsolete or noncompetitive, or that our products will achieve design wins with target customers. Because of the increasing complexity of our new products, we could experience delays in completing development and introduction of new products, which could result in the failure to achieve our projected market share for the new products. Our strategy is to develop new products for the fastest growing segments of the communications market. Market conditions, however, can change rapidly as technology or economic conditions or user preferences cause different communications technologies to experience growth not anticipated by us or our competitors.

  To offset rapidly decreasing average selling prices for our products and to maintain higher margins on our existing product lines, we rely primarily on obtaining yield improvements to reduce manufacturing costs and on introducing new products which incorporate advanced features and other price/performance factors that result in higher average selling prices. To the extent we do not achieve lower manufacturing costs and higher average selling prices for our existing products lines, our operating results could be materially adversely affected.

Recent and Planned Growth in Our Business May Place a Significant Strain on Our Management Resources

  We are currently experiencing significant growth relative to the semiconductor industry which has placed, and could continue to place, a significant strain on our management and personnel resources. For example, in July 1998 we acquired Acclaim Communications, Inc. and in late November 1998 we acquired Jato Technologies, Inc. Integration of these newly acquired businesses requires us to dedicate significant management resources. Our ability to manage this growth effectively will require us to expand and refine our operational, financial, management and control systems, as well as significantly increase our development, testing, quality control, marketing, logistics and service capabilities. If we do not effectively deploy our resources to meet the needs of our recent and future growth, our business, financial condition and results of operations could be materially adversely affected.

We Depend on Key Personnel--Competition for Qualified Personnel in Our Industry is Particularly Intense

  We depend upon our ability to attract and retain key personnel. In the semiconductor industry in particular, competition for qualified personnel is intense and there can be no assurance that we will be able to retain and attract such qualified personnel. This risk is exacerbated for us because our current rapid growth and future growth plans will require us to retain key personnel and attract additional qualified personnel. In addition, we do not maintain key man life insurance on any of our personnel. If we do not retain key personnel and hire additional qualified personnel, our business, financial condition and results of operations could be materially adversely affected.

We May Not Successfully Assert or Defend Our Intellectual Property Rights

  In the semiconductor industry, competitors often assert intellectual property infringement claims against one another. The success of our business depends, in part, on our ability to defend our intellectual property. There can be no assurance we can successfully defend or assert our intellectual property rights or that third parties will not successfully invalidate, circumvent or challenge our intellectual property rights. Intellectual property litigation, regardless of its outcome, could cause us to expend substantial financial and management resources that could have a material adverse affect on our business, financial condition and results of operations.

Our Revenues are Affected by Production and Shipping Near the End of the Quarter--Stock Price Volatility

  We frequently ship more product in the third month of each quarter relative to the first two months of each quarter. As a result, if we experience unanticipated levels of production and/or shipping near the end of the quarter and our revenues for that quarter could be materially affected. To the extent our actual revenues for any given quarter materially differ from those projected by stock market analysts, it could result in volatility in our stock price.

Risks Associated with Excess or Insufficient Inventories

  We order wafers and build inventory in advance of receiving our customer orders. There is a risk that we could produce excess or insufficient product inventories if we fail to accurately anticipate customer demand. This risk is heightened for three primary reasons. First, certain of our customers place long lead time orders which may be subject to cancellation or rescheduling without significant penalty. Second, our inventory risk increases during periods of strong demand and/or restricted semiconductor capacity because we believe based on our past experience that customers often over-order to assure adequate supply and then may cancel or postpone orders without notice or significant penalty if other product becomes available. Third, component shortages from our customer's suppliers could cause our customers to cancel or delay plans to incorporate our products into the design of target products, resulting in the cancellation or delay of orders for our products. To the extent that we produce excess or insufficient product inventories because we do not accurately anticipate customer demand, our revenues and earnings could be materially adversely affected.

We Experience Intense Competition from Competitors in the Semiconductor
Industry

  Many of our competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial and other resources than us with which to pursue engineering, manufacturing, marketing and distribution of products competitive with ours. In the telecom market, our principal competitors are Rockwell International, Inc., Crystal Semiconductor, Inc. (a subsidiary of Cirrus Logic, Inc.), Dallas Semiconductor, Inc., Lucent Technologies Inc., PMC-Sierra Inc. and Siemens A.G. In the networking market, our principal competitors are Advanced Micro Devices, Inc., Broadcom Corporation, Crystal, Integrated Circuit Systems, Inc., Lucent, Micro Linear Corp., National Semiconductor Corporation, Quality Semiconductor, Inc., Seeq Technologies, Inc. and Texas Instruments, Inc.

  The competitive advantages held by many of our competitors could present a risk to our ability to successfully compete by designing and manufacturing new products, implementing new technologies, improving product quality, reliability and price and achieving production efficiency. If we are unable to continue to effectively compete in these critical areas it could result in reduced gross margins for our products and/or a reduction in our market share, either of which could have a material adverse effect on our business, financial condition and results of operations.

We Rely on International Sales and Foreign Third Party Manufacturing and
Assembly

  Due to our reliance on international sales and foreign third-party manufacturing and assembly operations, we are subject to the risks of conducting business outside the United States. These international business risks include governmental regulations, political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. There can be no assurance that one or more of the foregoing risks will not have a material adverse impact on our business, financial condition and results of operations. To date, the recent economic downturn in several Asian countries has not affected us in a material way, but there can be no assurance that continued or worsened economic problems in Asia or any other region of the world where we conduct business will not affect us in the future.

Our Debt Leverage is Increased by Our 4% Convertible Subordinated Notes due
2004

  We have incurred approximately $115 million in additional debt as a result of our issuance of 4% Convertible Subordinated Notes due 2004 in September 1997. These notes increased our ratio of long-term debt to total capitalization from 3.0%, at September 28, 1997, to 44.6%, at September 27, 1998. This increased leverage has increased our interest expense substantially. This increased leverage could adversely affect our ability to obtain additional financing for working capital, acquisitions or other purposes and could make us more vulnerable to economic downturns and competitive pressures. This increased leverage could also adversely affect our liquidity, as a substantial portion of available cash from operations may have to be applied to meet debt service requirements and, in the event of a cash shortfall, we could be forced to reduce other expenditures and/or forego potential acquisitions to be able to meet such requirements.

We Have Not Fully Completed Our Assessment of Year 2000 Compliance and
Readiness

  We are currently in the process of determining whether there are any critical areas in our business that are Year 2000 readiness dependent. We have begun a comprehensive project to prepare our computer systems for the Year 2000.

  We believe that there is a remote likelihood of an adverse impact on our business due to problems with our internal systems or products. Our products have no date specific functions or date dependencies and will operate according to published specifications through the Year 2000 date rollover and dates in the 21st century.

  As part of our Year 2000 assessment, we are contacting key suppliers of products and services to determine whether such suppliers' operations, products and services are Year 2000 capable and/or to monitor their progress towards Year 2000 capability. If our suppliers are not Year 2000 capable, we could experience manufacturing interruptions or shutdowns, decreased yields, quality inconsistencies, delayed or inaccurate product testing, delivery delays or service interruptions, which could have a material adverse effect on our business, financial condition or results of operations.

  There is also a risk because we have not yet fully developed Year 2000 contingency plans to address any failure of our Year 2000 assessment to identify and remediate significant Year 2000 risks to our business operations. Development of contingency plans is in progress and will continue during calendar year 1999. Such plans could include accelerating replacement of affected equipment or software, using back-up equipment and software, developing temporary manual procedures to compensate for system deficiencies, and identifying Year 2000 capable suppliers and service providers. There can be no assurance that any such contingency plans would adequately address the Year 2000 problem. The failure to develop a successful contingency plan could result in significant delays and inefficiency in our business which could have a material adverse effect on our business, financial condition and results of operations.

  We presently estimate that the total cost of addressing our Year 2000 problems will be approximately $100,000 of which approximately 5% has been expended to date. This cost estimate was derived utilizing numerous assumptions, including the assumption that we have already identified our most significant Year 2000 problems and that the assessment, remediation and contingency plans of our third party suppliers will be fulfilled in a timely manner without significant additional cost to us. There can be no assurance that these assumptions are accurate, and actual costs could be significantly higher were we or our customers and/or our suppliers to experience significant interruptions in normal operations as a result of Year 2000 problems.

                              SELLING STOCKHOLDERS

  The selling stockholders listed below received their shares of Level One common stock in connection with the acquisition by Level One of Acclaim Communications, whereby the selling shareholders exchanged their shares of Acclaim Communications for shares of Level One.

  Except as described in the table, none of the selling stockholders has held any position or office or had a material relationship with Level One or any of its affiliates within the past three years other than as a result of the ownership of Level One's common stock. The information is "as of" the date of this prospectus but may be amended or supplemented after this date.

                                         SHARES WHICH   SHARES BENEFICIALLY
                             SHARES      MAY BE SOLD    OWNED AFTER OFFERING
                          BENEFICIALLY PURSUANT TO THIS ----------------------
SELLING STOCKHOLDER         OWNED(1)    PROSPECTUS(2)    NUMBER      PERCENT
-------------------       ------------ ---------------- ---------   ----------
Visveswar Akella(3).....   1,302,460      1,302,460            --           --
Tom Hsien-Chin Hsieh and
 Ling Ling T. Hsieh.....       1,360          1,360            --           --
Eugene Fleisher.........       3,429          3,429            --           --
Swaminathan Ganesan.....       1,360          1,360            --           --
Steve Gulesserian.......       1,209          1,209            --           --
Joseph Toste............       3,930          3,930            --           --
Douglas Denny...........       2,116          2,116            --           --
Anindya Chakraborty.....       2,947          2,947            --           --
Frances Hsin-Pei Wang...       2,154          2,154            --           --
Durvasula Sastry........       9,071          9,071            --           --
Jagannadham Akella......       7,257          7,257            --           --
Seshagiri Rao
 Mandalika..............       3,628          3,628            --           --
Ethindrababu A. Baktha..       3,628          3,628            --           --
David E. Dukinfield.....       3,401          3,401            --           --
Diosdado P. Banatao(4)..   1,307,848      1,307,848            --           --
Angel Ventures,
 L.P.(5)................     583,672        583,672            --           --
Jones M. Castro, Jr.
 and/or Marina E. Cas-
 tro, JTWROS............       9,750          9,750            --           --
Phurpa G. LadenLa and
 Sophie C. LandenLa,
 TTEES UTD, 10/14/85,
 Phurpa G. LadenLa and
 Sophie C. LadenLa,
 Trustors...............       4,875          4,875            --           --
Stephen R. Dohrmann.....       4,062          4,062            --           --
Capquest Ventures, In-
 corporated.............       9,750          9,750            --           --
Alfredo Alforque........       1,625          1,625            --           --
Reynaldo S. Factoran....       1,625          1,625            --           --
Gil Espinosa............       1,625          1,625            --           --
Juan Magdaraog..........         812            812            --           --
Rogelio Laraya..........         812            812            --           --
Diosdado Rey Banatao....       3,250          3,250            --           --
Desi R. Banatao.........       3,250          3,250            --           --
Tala M. Banatao.........       3,250          3,250            --           --
Thomas Alexander(6).....      56,990         56,990            --           --
Adaptive Technologies,
 LLC(7).................      33,753         33,753            --           --
Chong-Moon Lee(8).......     640,420        640,420            --           --
Ravinder Sajwan(9)......     240,445         77,160            --           --
Ramjit Johl(10).........     117,991         85,335            --           --
Satish Sathe(11)........      75,371         19,323            --           --
LINC Capital, Inc.(12)..       6,093          6,093            --           --

                                         SHARES WHICH   SHARES BENEFICIALLY
                             SHARES      MAY BE SOLD    OWNED AFTER OFFERING
                          BENEFICIALLY PURSUANT TO THIS ----------------------
SELLING STOCKHOLDER         OWNED(1)    PROSPECTUS(2)    NUMBER      PERCENT
-------------------       ------------ ---------------- ---------   ----------
Silcon Valley Bank(13)..     9,750          9,750              --           --
Brian Creek & Evelyn G.
 Lopez-Creek,...........       815            815              --           --
 In Joint Tenancy
Daniel-Edward G. Lopez &
 Karen Lopez,...........       815            815              --           --
 In Joint Tenancy
Danilo S. Lopez & Evelyn
 G. Lopez,..............     3,245          3,245              --           --
 In Joint Tenancy

--------
 (1) Includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.
 (2) See "Plan of Distribution".
 (3) Includes 36,562 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus. If the warrants are exercised before the end of the escrow period, ten percent of the shares issued upon exercise of the warrants will be deposited into the escrow fund in accordance with the terms of the Merger Agreement.
 (4) Includes 70,687 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
 (5) Includes 12,187 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
 (6) Includes 7,312 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
 (7) Includes 4,265 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
 (8) Includes 80,437 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
 (9) Includes 9,701 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus and 163,285 shares issuable upon exercise of options assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
(10) Includes 17,062 shares issuable upon exercise warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus and 32,656 shares issuable upon exercise of options assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
(11) Includes 2,437 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus and 56,048 shares issuable upon exercise of options assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
(12) Includes 6,093 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).
(13) Includes 9,750 shares issuable upon exercise of warrants assumed by Level One that are exerciseable within 60 days of the date of this prospectus subject to the same escrow provision described in footnote (3).

                              PLAN OF DISTRIBUTION

  The common stock covered by this prospectus may be offered and sold from time to time by the selling stockholders, including in one or more of the following transactions:

  .  on the Nasdaq National Market;

  .  in the over-the-counter market;

  . in transactions other than on the Nasdaq National Market or in the over-the-counter market;

  .  in connection with short sales;

  .  by pledge to secure debts and other obligations;

  . in connection with the writing of options, in hedge transactions, and in settlement of other transactions in standardized or over the counter options;

  .  in a combination of any of the above transactions; or

  . pursuant to Rule 144, assuming the availability of an exemption from registration.

  The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to prevailing market prices, at negotiated prices, or at fixed prices.

  Broker-dealers that are used to sell shares will either receive discounts or commissions from the selling shareholders, or will receive commissions from the purchasers for whom they acted as agents.

  The sale of common stock by the selling stockholders is subject to compliance by the selling stockholders with certain contractual restrictions with Level One including certain restrictions contained in a registration rights agreement between Level One and the selling stockholders. There can be no assurance that the selling stockholders will sell all or any of the common stock.

  Level One has agreed to keep this prospectus effective until July 6, 1999. Level One intends to deregister any of the common stock not sold by the selling stockholders immediately after that date. However, at that time, it is anticipated that at such time any unsold common stock may be freely tradable in compliance with Rule 144 of the Securities Act.

  Level One and the selling stockholders have agreed to customary indemnification obligations with respect to the sale of the common stock by use of this prospectus.

                                 LEGAL MATTERS

  The validity of the Shares offered hereby will be passed upon by Graham & James LLP, Sacramento, California, counsel to Level One.

                                    EXPERTS

  The consolidated financial statements of Level One Communications, Inc. and its subsidiaries incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE OF OR OFFER TO SELL THE SHARES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Level One's Business.......................................................   3
Risk Factors..............................................................    4
Selling Stockholders.......................................................   9
Plan of Distribution.......................................................  11
Legal Matters..............................................................  12
Experts....................................................................  12

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                               4,217,855 SHARES

                    LEVEL ONE COMMUNICATIONS, INCORPORATED

                                 COMMON STOCK

                                ---------------
                                  PROSPECTUS
                                ---------------

                            DECEMBER   , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Level One will pay all expenses incident to the offering and sale to the public of the Shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

     SEC registration fee.............................................. $23,479
     NASDAQ National Market listing fee................................ $17,500
     Legal fees and expenses........................................... $15,000
     Accounting fees and expenses...................................... $10,000
     Miscellaneous expenses............................................ $20,000
                                                                        -------
      Total............................................................ $85,979
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Level One has provisions in its amended and restated articles of incorporation which eliminate the liability of Level One's directors to Level One and its shareholders for monetary damages to the fullest extent permissible under California law and provisions which authorize Level One to indemnify its directors and agents by bylaws, agreements or otherwise, to the fullest extent permitted by law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Level One's bylaws, as amended, provide that Level One shall indemnify its directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law.

  In addition, Level One has entered into agreements with its directors and executive officers that will require Level One, among other things, to indemnify them against certain liabilities that may arise by reason of their status of service as directors or executive officers to the fullest extent not prohibited by law.

  The indemnification provisions in the bylaws and the indemnification agreements entered into between Level One and its directors and officers may be sufficiently broad to permit indemnification of Level One's directors and officers for liabilities arising under the Securities Act.

ITEM 16. EXHIBITS

  2.1*    Agreement and Plan of Reorganization by and between Level One,
          Aardvark Acquisition Corp. and Acclaim Communications, Inc.
  4.1** Amended and Restated Articles of Incorporation of Level One, as amended.
  4.2***  Bylaws of Level One, as amended.
  4.3**** Registration Rights Agreement, by and among Level One and the former stockholders of Acclaim Communications, Inc.

  5.1+ Opinion of Graham & James LLP.
 23.1  Consent of Arthur Andersen LLP, Independent Public Accountants.
 23.3  Consent of Counsel (included in Exhibit 5.1).
 24.1  Power of Attorney (included on page II-4).

--------
   * Filed with the Level One's Form 8-K filed with the Commission on July 17, 1998, and is incorporated by reference herein (the "Form 8-K").
  ** Incorporated by reference to Exhibit 3.1 to the Report on Form 10-K for the Fiscal Year Ended December 28, 1997.
 *** Incorporated by reference to Registration Statement No. 33-65810 dated August 19, 1994.
**** Included as an exhibit to the Agreement and Plan of Reorganization filed with the Form 8-K, and is incorporated by reference herein.
+     Previously filed.

ITEM 17. UNDERTAKINGS

A. UNDERTAKING PURSUANT TO RULE 415

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) to include any prospectus required by Section 10(a)(3) Securities Act of 1933 (the "Securities Act");

    (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

    (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. UNDERTAKING IN RESPECT OF INDEMNIFICATION

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on this 16th day of December 1998.

                                          LEVEL ONE COMMUNICATIONS,
                                          INCORPORATED

                                              /s/ John Kehoe
                                          By: _________________________________
                                            John Kehoe Senior Vice President
                                            and Chief Financial Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Robert S. Pepper and John Kehoe and each of them, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 16th day of December 1998 in the capacities indicated.

               SIGNATURE                               TITLE
               ---------                               -----

                   *                     President, Chief Executive Officer
 ______________________________________  and Director (Principal Executive
        ROBERT S. PEPPER , PH.D.         Officer)

             /s/ John Kehoe              Senior Vice President and Chief
 ______________________________________  Financial Officer (Principal
               JOHN KEHOE                Financial OFficer)

                   *                     Director
 ______________________________________
           THOMAS J. CONNERS

               SIGNATURE                  TITLE
               ---------                  -----

                   *                     Director
 ______________________________________
            PAUL GRAY, PH.D.
                   *                     Director
 ______________________________________
             MARTIN JURICK
                   *                     Director
 ______________________________________
             HENRY KRESSEL
                   *                     Director
 ______________________________________
            JOSEPH P. LANDY
                   *                     Director
 ______________________________________
        KENNETH A. PICKAR, PH.D.

           /s/ John Kehoe
* By:________________________________
            JOHN KEHOE
         ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS

 EXHIBIT
  NUMBER                             DESCRIPTION
 -------                             -----------
  2.1*    Agreement and Plan of Reorganization by and between the Company,
          Aardvark Acquisition Corp. and Acclaim Communications, Inc......
  4.1**   Amended and Restated Articles of Incorporation of the Company,
          as amended......................................................
  4.2***  Bylaws of the Company, as amended...............................
  4.3**** Registration Rights Agreement, by and among the Company and the former stockholders of Acclaim Communications, Inc..............
  5.1+    Opinion of Graham & James LLP...................................
 23.1     Consent of Arthur Andersen LLP, Independent Public Accountants..
 23.3     Consent of Counsel (included in Exhibit 5.1)....................
 24.1     Power of Attorney (included on page II-4).......................

--------
   * Filed with the Registrant's Form 8-K filed with the Commission on July 17, 1998, and is incorporated by reference herein (the "Form 8-K").
  ** Incorporated by reference to Exhibit 3.1 to the Report on Form 10-K for the Fiscal Year Ended December 28, 1997.
 *** Incorporated by reference to Registration Statement No. 33-65810 dated
     August 19, 1994.
**** Included as an exhibit to the Agreement and Plan of Reorganization filed with the Form 8-K, and is incorporated by reference herein.
+    Previously filed.